EXECUTION VERSION

INCREMENTAL FACILITY, EXTENSION AND AMENDMENT AGREEMENT dated as of November 2, 2018 (this “Agreement”), among KLA-TENCOR CORPORATION, the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Reference is made to the Credit Agreement dated as of November 30, 2017 (the “Credit Agreement”), among KLA-Tencor Corporation, a Delaware corporation (the “Company”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to extend and have extended credit to the Company pursuant to the terms and subject to the conditions set forth therein.
WHEREAS, the Company has requested that (a) the Maturity Date be extended from November 30, 2022 to November 30, 2023, (b) the total Commitments be increased by an amount equal to $250,000,000 and (c) the Credit Agreement be amended to effect certain other amendments to the Credit Agreement as set forth herein.
WHEREAS, each of the Lenders is willing to consent to the extension of the Maturity Date as set forth herein and each of the Increasing Lenders (as defined below) is willing to increase its Commitment by, or extend a new Commitment equal to, the amount set forth opposite its name on Schedule I hereto, in each case, on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
Section 1.Extension of the Maturity Date. On and as of the First Amendment Effective Date (as defined below), the definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended by replacing the text “November 30, 2022” with “November 30, 2023”. The parties hereto acknowledge and agree that, for the purposes of the limit on the number of extensions of the Maturity Date permitted under Section 2.19 of the Credit Agreement, after the First Amendment Effective Date, unless otherwise agreed in accordance with the Credit Agreement, the Company may request only one further extension of the Maturity Date under such Section.
Section 2.Commitment Increase. (%2) Each Person listed on Schedule I hereto (collectively, the “Increasing Lenders”) agrees that, on and as of the First Amendment Effective Date, the Commitment of such Increasing Lender shall increase by (or, if such Person is not already a Lender, such Increasing Lender shall extend a Commitment equal to) the amount set forth opposite its name on Schedule I. For the avoidance of doubt, on the First Amendment Effective Date, the Applicable Percentages of all the Lenders shall automatically be adjusted to give effect to the provisions of this Section 2(a). The parties hereto acknowledge and agree that, for the purposes of the limit on the aggregate amount of all Commitment Increases permitted under Section 2.18 of the Credit Agreement, after the First Amendment Effective Date, unless otherwise agreed in accordance with the Credit Agreement, the Company may no longer request any Commitment Increase thereunder.
(a)    In the event any Loans are outstanding on the First Amendment Effective Date, each of the Increasing Lenders, each other Lender and the Administrative Agent shall effect such payments as are contemplated by Section 2.18(b) of the Credit Agreement.
SECTION 3.    Amendment. Effective as of the First Amendment Effective Date, the Credit Agreement (excluding the schedules and exhibits thereto, each of which shall remain as in effect immediately prior to the First Amendment Effective Date) is hereby amended by inserting the language indicated in single or double underlined text (indicated textually in the same manner as the following examples: single-underlined text or double-underlined text) in Exhibit A hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) in Exhibit A hereto.
SECTION 4.    Representations and Warranties. The Company represents and warrants to the other parties hereto that:
(a)    This Agreement has been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equityholder action, of the Company and each Subsidiary Guarantor. This Agreement has been duly executed and delivered by the Company and each Subsidiary Guarantor and constitutes a legal, valid and binding obligation of the Company and each Subsidiary Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    As of the First Amendment Effective Date and after giving effect to the transactions contemplated hereby:
(i)    the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the First Amendment Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty is so true and correct on and as of such prior date; provided that, for purposes of this clause, the term “Effective Date”, as used in Section 3.12 of the Credit Agreement, shall be deemed to refer to the First Amendment Effective Date; and
(ii)    no Default or Event of Default has occurred and is continuing.
SECTION 5.    Conditions to Effectiveness. This Agreement shall become effective on the date (the “First Amendment Effective Date”) on which each of the following conditions is satisfied:
(a)    The Administrative Agent shall have received from the Company, each Subsidiary Guarantor, each Increasing Lender and each other Lender either a counterpart of this Agreement signed on behalf of such party or evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or transmission by electronic mail) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company and each Subsidiary Guarantor, the authorization of this Agreement and any other legal matters relating to this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Administrative Agent shall have received a certificate dated the First Amendment Effective Date and executed by the chief executive officer or the chief financial officer of the Company to the effect that the representations and warranties set forth in Section 4 hereof are true and correct.
(e)    The Administrative Agent shall have received all fees and expenses required to be paid on the First Amendment Effective Date to the Lenders and the Administrative Agent in connection with this Agreement, including, to the extent invoiced at least one Business Day prior to the First Amendment Effective Date, payment or reimbursement of all fees and expenses (including reasonable fees, charges and disbursements of counsel) required to be paid or reimbursed by the Company under this Agreement or the Credit Agreement.
The Administrative Agent shall promptly notify the Company, each Increasing Lender and the other Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding.
SECTION 6.    Reaffirmation of Guarantee. Each Loan Party hereby unconditionally and irrevocably ratifies and reaffirms its obligations under the Guarantee Agreement and confirms that the Guarantee Agreement and, in the case of each Subsidiary Guarantor, its Guarantee of the Obligations thereunder (including its Guarantee of any Obligations arising as a result of this Agreement), continues to have full force and effect at law, notwithstanding this Agreement.
SECTION 7.    Effect of this Agreement. (%2) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(a)    On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. To the extent any Increasing Lender is not already a Lender under the Credit Agreement, (i) the Administrative Agent hereby approves such Increasing Lender as a Lender under the Credit Agreement and (ii) on and after the First Amendment Effective Date, such Increasing Lender shall thereafter be deemed to be a party to the Credit Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender thereunder and subject to all obligations of a Lender thereunder.
SECTION 8.    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 9.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for any provisions set forth in any related fee letters or any provisions expressed not be superseded by Section 9.06 of the Credit Agreement). Except as provided in Section 5 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (it being agreed to no party hereto may assign its rights or obligations hereunder except in accordance with the Credit Agreement). Delivery of an executed counterpart of a signature page of this Agreement by facsimile, electronic mail or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement may not be waived, amended or otherwise modified except in accordance with Section 9.02 of the Credit Agreement.
SECTION 10.    Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 11.    Incorporation by Reference. The provisions of Sections 9.07, 9.09(b), 9.09(c), 9.09(d) and 9.10 of the Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

KLA-TENCOR CORPORATION,
by:
/s/ Bren D. Higgins
Name: Bren D. Higgins
Title: Executive Vice President and Chief Financial Officer

KLA-TENCOR ASIA-PAC DISTRIBUTION CORPORATION, as Subsidiary Guarantor
by:
/s/ Virendra A. Kirloskar
Name: Virendra A. Kirloskar
Title: President

KLA-TENCOR INTERNATIONAL CORPORATION, as Subsidiary Guarantor
by:
/s/ Virendra A. Kirloskar
Name: Virendra A. Kirloskar
Title: President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, by:
/s/ Caitlin Stewart
Name: Caitlin Stewart
Title: Executive Director

BANK OF AMERICA, N.A.

by:
/s/ Amanuel Assefa
Name: Amanuel Assefa
Title: Vice President

Name of Institution: CITIBANK, N.A.

by:
/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

For any Lender requiring a second signature block:

by:

Name:
Title:

Name of Institution
MUFG BANK, LTD (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

by:
/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Name of Institution Wells Fargo, N.A.

by:
/s/ Elizabeth Gaynor
Name: Elizabeth Gaynor
Title: Director

For any Lender requiring a second signature block:

by:

Name:
Title:

DBS Bank Ltd.

by:
/s/ Santanu Mitra
Name: Santanu Mitra
Title: Executive Director

Industrial and Commercial Bank of China Limited, New York Branch

by:
/s/ Yuanyuan Peng
Name: Yuanyuan Peng
Title: Director

by:
/s/ Dayi Liu
Name: Dayi Liu
Title: Executive Director

Name of Institution: SUNTRUST BANK

by:
/s/ Christian Sumulong
Name: Christian Sumulong
Title: Vice President

NAME OF THE INSTITUTION:     THE BANK OF NOVA SCOTIA

by:
/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

Name of Institution: U.S. BANK NATIONAL ASSOCIATION

by:
/s/ Matt S. Scullin
Name: Matt S. Scullin
Title: Senior Vice President

Name of Institution: BANK OF CHINA, LOS ANGELES BRANCH

by:
/s/ Lixin Guo
Name: Lixin Guo
Title: SVBP & Branch Manager

Name of Institution: Branch Banking and Trust Company

by:
/s/ Erron Powers
Name: Erron Powers
Title: Senior Vice President

For any Lender requiring a second signature block:

by:

Name:
Title:

Name of Institution: The Northern Trust Company

by:
/s/ Brandon Rolek
Name: Brandon Rolek
Title: Senior Vice President

Commitment Increase or New Commitment

Lender	Commitment Increase Amount / New Commitment Amount	Total Commitment After Giving Effect to Commitment Increase Amount / New Commitment Amount
JPMorgan Chase Bank, N.A.	$30,000,000	$110,000,000
Bank of America, N.A.	$26,000,000	$106,000,000
Citibank, N.A.	$26,000,000	$106,000,000
MUFG Bank, Ltd.	$26,000,000	$106,000,000
Wells Fargo Bank, National Association	$26,000,000	$106,000,000
DBS Bank Ltd.	$16,000,000	$65,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$16,000,000	$65,000,000
SunTrust Bank	$16,000,000	$65,000,000
The Bank of Nova Scotia	$16,000,000	$65,000,000
U.S. Bank National Association	$16,000,000	$65,000,000
Bank of China, Los Angeles Branch	$12,000,000	$47,000,000
Branch Banking and Trust Company	$12,000,000	$47,000,000
The Northern Trust Company	$12,000,000	$47,000,000
Total	$250,000,000	$1,000,000,000

Changed Pages to Credit Agreement

CREDIT AGREEMENT
dated as of
November 30, 2017,
among
KLA-TENCOR CORPORATION,
The LENDERS Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIBANK, N.A.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.~~,~~
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agents
DBS BANK LTD.,
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
THE BANK OF NOVA SCOTIA,
SUNTRUST BANK~~,~~
and
U.S. BANK NATIONAL ASSOCIATION
as Documentation Agents
~~___________________________~~
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

[CS&M C/M 6702-151]

TABLE OF CONTENTS
Page
ARTICLE I

Definitions

SECTION 1.01.	Defined Terms 1

SECTION 1.02.	Classification of Loans and Borrowings ~~24~~26

SECTION 1.03.	Terms Generally ~~24~~26

SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations ~~24~~26

SECTION 1.05.	Interest Rates; LIBOR Notification 27
ARTICLE II

The Credits

SECTION 2.01.	Commitments ~~26~~28

SECTION 2.02.	Loans and Borrowings ~~26~~28

SECTION 2.03.	Requests for Borrowings ~~26~~29

SECTION 2.04.	Funding of Borrowings ~~27~~30

SECTION 2.05.	Interest Elections ~~28~~30

SECTION 2.06.	Termination and Reduction of Commitments ~~29~~31

SECTION 2.07.	Repayment of Loans; Evidence of Debt ~~30~~32

SECTION 2.08.	Prepayment of Loans ~~30~~32

SECTION 2.09.	Fees ~~31~~33

SECTION 2.10.	Interest ~~31~~33

SECTION 2.11.	Alternate Rate of Interest ~~32~~34

SECTION 2.12.	Increased Costs ~~33~~35

SECTION 2.13.	Break Funding Payments ~~34~~36

SECTION 2.14.	Taxes ~~35~~37

SECTION 2.15.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs ~~39~~41

SECTION 2.16.	Mitigation Obligations; Replacement of Lenders ~~40~~43

SECTION 2.17.	Defaulting Lenders ~~41~~44

SECTION 2.18.	Increase of Commitments ~~42~~44

SECTION 2.19.	Extension of Commitments ~~43~~46
ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers ~~44~~47

SECTION 3.02.	Authorization; Enforceability ~~44~~47

SECTION 3.03.	Governmental Approvals; Absence of Conflicts ~~44~~47

SECTION 3.04.	Financial Condition; No Material Adverse Change ~~45~~48

SECTION 3.05.	Properties ~~45~~48

SECTION 3.06.	Litigation and Environmental Matters ~~46~~48

SECTION 3.07.	Compliance with Laws and Agreements ~~46~~49

SECTION 3.08.	Investment Company Status ~~47~~49

SECTION 3.09.	Taxes ~~47~~49

SECTION 3.10.	ERISA ~~47~~50

SECTION 3.11.	Subsidiaries ~~47~~50

SECTION 3.12.	Solvency ~~48~~50

SECTION 3.13.	Disclosure ~~48~~50

SECTION 3.14.	Federal Reserve Regulations ~~48~~51

SECTION 3.15.	EEA Financial Institutions ~~48~~51
ARTICLE IV

Conditions

SECTION 4.01.	Effective Date ~~48~~51

SECTION 4.02.	Each Credit Event ~~50~~52
ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information ~~50~~53

SECTION 5.02.	Notices of Material Events ~~52~~54

SECTION 5.03.	Existence; Conduct of Business ~~52~~55

SECTION 5.04.	Payment of Obligations and Taxes ~~52~~55

SECTION 5.05.	Maintenance of Properties and Rights ~~53~~55

SECTION 5.06.	Insurance ~~53~~55

SECTION 5.07.	Books and Records; Inspection and Audit Rights ~~53~~55

SECTION 5.08.	Compliance with Laws ~~53~~56

SECTION 5.09.	Use of Proceeds ~~54~~56

SECTION 5.10.	Guarantee Requirement ~~54~~56
ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness of Subsidiaries ~~54~~57

SECTION 6.02.	Liens ~~56~~58

SECTION 6.03.	Sale/Leaseback Transactions ~~57~~60

SECTION 6.04.	Fundamental Changes; Business Activities ~~57~~61

SECTION 6.05.	Transactions with Affiliates ~~58~~61

SECTION 6.06.	Restrictive Agreements ~~58~~62

SECTION 6.07.	Interest Expense Coverage Ratio ~~59~~63

SECTION 6.08.	Leverage Ratio ~~59~~63
ARTICLE VII

Events of Default
ARTICLE VIII

The Administrative Agent
ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices ~~66~~71

SECTION 9.02.	Waivers; Amendments ~~68~~73

SECTION 9.03.	Expenses; Indemnity; Damage Waiver ~~69~~74

SECTION 9.04.	Successors and Assigns ~~71~~76

SECTION 9.05.	Survival ~~75~~80

SECTION 9.06.	Counterparts; Integration; Effectiveness ~~75~~80

SECTION 9.07.	Severability ~~75~~81

SECTION 9.08.	Right of Setoff ~~76~~81

SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process ~~76~~81

SECTION 9.10.	WAIVER OF JURY TRIAL ~~77~~82

SECTION 9.11.	Headings ~~77~~82

SECTION 9.12.	Confidentiality ~~77~~82

SECTION 9.13.	Interest Rate Limitation ~~78~~83

SECTION 9.14.	Release of Guarantees ~~78~~84

SECTION 9.15.	USA PATRIOT Act Notice; Know Your Customer Requirements ~~78~~84

SECTION 9.16.	No Fiduciary Relationship ~~79~~84

SECTION 9.17.	Non-Public Information ~~79~~84

SECTION 9.18.	Authorization to Distribute Certain Materials to Public-Siders ~~79~~85

SECTION 9.19.	Excluded Swap Obligations ~~80~~85

SECTION 9.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions ~~81~~86

SCHEDULES:
Schedule 2.01        —    Commitments
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D	—	Form of Guarantee Agreement
Exhibit E-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

[Different first page link-to-previous setting changed from on in original to off in modified.]
CREDIT AGREEMENT dated as of November 30, 2017, among KLA-TENCOR CORPORATION, a Delaware corporation; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to a merger or consolidation), of property that constitutes (a) assets comprising all or substantially all or any significant portion of a business or operating unit of a business~~,~~ or (b) all or substantially all of the Equity Interests in a Person.
“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.05, the term “Affiliate” also means any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified.
“Aggregate Commitment” means the sum of the Commitments of all the Lenders.
“Aggregate Exposure” means the sum of the Exposures of all the Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate ~~(or, in the event the LIBO Screen Rate is not available for such maturity of one month, the Interpolated Screen Rate)~~ at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month (or, in the event the LIBO Screen Rate is not available for such maturity of one month, the Interpolated Screen Rate as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 ~~hereof~~, then, for purposes of determining the Alternate Base Rate ~~shall be the greater of clauses (a) and (b) above and shall be~~, the amount determined ~~without reference to~~under clause (c) above~~. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate~~ shall be deemed to be ~~zero for all purposes of this Agreement~~1% per annum.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.
“Applicable Percentage” means at any time, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time. If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any Loan that is an ABR Loan or a Eurocurrency Loan, or with respect to the commitment fees payable in respect of the Commitments hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Ratings in effect on such date:

Category	Ratings	Commitment Fee Rate (% per annum)	Eurocurrency Spread (% per annum)	ABR Spread (% per annum)
I	A3 or higher by Moody’s; A- or higher by S&P	0.100	1.000	0.000
II	Baa1 by Moody’s; BBB+ by S&P	0.125	1.125	0.125
III	Baa2 by Moody’s; BBB by S&P	0.150	1.250	0.250
IV	Baa3 by Moody’s; BBB- by S&P	0.200	1.500	0.500
V	Ba1 or lower by Moody’s; BB+ or lower by S&P	0.250	1.750	0.750
For purposes of the foregoing, (a) if the Ratings shall fall within different Categories, the applicable Category shall be that in which the higher of the Ratings shall fall unless the Ratings differ by two or more Categories, in which case the applicable Category shall be that one level below the Category corresponding to the higher Rating, (b) if either Rating Agency shall not have a Rating in effect (other than by reason of the circumstances referred to in the last sentence of this definition), such Rating Agency shall be deemed to have a Rating in Category V, and (c) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Rating Agency), such change shall be effective as of the date on which it is first announced by the Rating Agency making such change. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citigroup Global Markets Inc., Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, in their capacities as the joint lead arrangers and joint bookrunners for the credit facility provided for herein.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Benefit Plan” means ~~any of~~ (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03, which shall be~~, in the case of any such written request,~~ in the form of Exhibit B or any other form approved by the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“CFC” means a “controlled foreign corporation” for the purposes of Section 957 of the Code.
A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership of more than 35% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing on or after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated, elected or appointed (either by a specific vote or by approval by such directors of a proxy statement in which such member was named as a nominee for election as a director), or otherwise approved prior to their election, by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning set forth in Section 9.13.
~~“Closing Date” means the date of this Agreement.~~
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased pursuant to Section 2.18 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The ~~initial~~ amount of each Lender’s Commitment as of the First Amendment Effective Date is set forth on Schedule ~~2.01, or~~I to the First Amendment Agreement, and the initial amount of the Commitment of any Lender that becomes a party thereto after the First Amendment Effective Date is set forth in the Assignment and Assumption or the accession agreement referred to in Section 2.18 pursuant to which such Lender shall have assumed or provided its Commitment, as applicable. The ~~initial~~ aggregate amount of the Lenders’ Commitments ~~is $750,000,000~~as of the First Amendment Effective Date is $1,000,000,000.
“Commitment Increase” has the meaning assigned to such term in Section 2.18(a).
“Commitment Letter” means the Commitment Letter dated November 3, 2017, among the Company, JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Company” means KLA-Tencor Corporation, a Delaware corporation.
“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 6, 2017 relating to the credit facility provided for herein.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning assigned to such term in Section 2.19.
“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period, plus (~~a~~b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum for such period of (i) Consolidated Interest Expense, (ii) consolidated income tax expense, (iii) all amounts attributable to depreciation and amortization, (iv) all other non-cash charges (provided that any cash payment made with respect to any non-cash charge added back pursuant to this clause (iv) in computing Consolidated EBITDA for any prior period, or that would have been added back had this Agreement been in effect during such prior period, shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), (v) expense arising from the early extinguishment of debt, (vi) cash restructuring, severance and similar charges, including costs associated with discontinued operations or exiting businesses, in an aggregate amount not in excess of $50,000,000 in any period of four consecutive fiscal quarters, (vii) other extraordinary, unusual or non-recurring cash charges and (viii) non-cash stock compensation, and minus (~~b~~c) without duplication and to the extent included in determining such Consolidated Net Income, any non-cash items or any extraordinary, unusual or non-recurring items increasing Consolidated Net Income for such period, all determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Company or any Subsidiary shall have made any Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(b).
“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period, determined in accordance with GAAP (including imputed interest under Capital Leases and all debt discount and expense amortized in such period), but excluding (~~i~~a) the effect of any mark-to-market valuation or revaluation of any debt (including the effect of any related hedge agreement) and (~~ii~~b) expense arising from the early extinguishment of debt to the extent otherwise includable in interest expense. For the purposes of calculating Consolidated Interest Expense for any period, if at any time during such period the Company or any Subsidiary shall have made any Material Acquisition or Material Disposition, Consolidated Interest Expense for such period shall be determined giving pro forma effect thereto and to any related incurrence or repayment of Indebtedness in accordance with Section 1.04(b).
“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP.
“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Company and the Subsidiaries (minus applicable reserves) determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities of the Company and the Subsidiaries, except for current maturities of long-term Indebtedness and ~~obligations under capital leases~~Capital Lease Obligations and (ii) goodwill and other intangible assets of the Company and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Company most recently delivered to the Administrative Agent ~~and the Lenders~~ pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the consolidated financial statements of the Company referred to in Section 3.04(a)).
“Consolidated Total Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Indebtedness under this Agreement, (b) Indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) Capital Lease Obligations, (d) any other Indebtedness that would be reflected in the “Long-Term Debt” line of a consolidated balance sheet of the Company prepared in accordance with the Company’s normal practices in accordance with GAAP and (e) the current portion of any Indebtedness referred to in the preceding clause (d), all determined in accordance with GAAP~~.~~; provided that, for purposes of determining Consolidated Total Indebtedness, at any time after the definitive agreement for any Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent and each Lender.
“Declining Lender” has the meaning assigned to such term in Section 2.19.
“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (not otherwise waived in accordance with the terms hereof) (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become, or is a subsidiary of a Person that has become, (i) ~~become,~~ the subject of a Bankruptcy Event or (ii) ~~become~~ the subject of a Bail-In Action.
“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Company to the Administrative Agent and the Lenders.
“Disposition” means any sale, transfer or other disposition, or series of related sales, transfers, or dispositions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (b) all or substantially all of the Equity Interests in a Person.
“Documentation Agents” means the Persons identified as such on the cover page of this Agreement.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any ~~person~~Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effectiveness Anniversary” has the meaning assigned to such term in Section 2.19.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company or any subsidiary or other Affiliate of the Company.
“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), ~~of the Company~~ directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests, cash or a combination thereof).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” has the meaning set forth in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient~~,~~: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, as the case may be, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) or Section 2.14(h) and (d) any Taxes imposed under FATCA. For purposes of this definition, a Lender shall be deemed to have acquired its interest in any Loan at the time it acquired the Commitment pursuant to which it made such Loan.
“Existing Credit Agreement” means the Credit Agreement dated as of November 14, 2014, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.19.
“Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Fee Letters” means (a) the Fee Letter dated November 3, 2017, between the Company and JPMorgan Chase Bank, N.A., (b) the Fee Letter dated November 3, 2017, among the Company, Bank of America, N.A. and Merrill Lynch, Pierce Fenner & Smith Incorporated, (c) the Fee Letter dated November 3, 2017, among the Company, Citibank, N.A. and Citigroup Global Markets Inc., (d) the Fee Letter dated November 3, 2017, between the Company and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and (e) the Fee Letter dated November 3, 2017, between the Company and Wells Fargo Securities, LLC.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“First Amendment Agreement” means the Incremental Facility, Extension and Amendment Agreement dated as of November 2, 2018, among the Company, the Subsidiary Guarantors, the Lenders party thereto and the Administrative Agent.
“First Amendment Effective Date” means November 2, 2018.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.
“FSHCO” means any Domestic Subsidiary that has no material assets other than the Equity Interests of, or obligations owed by, (~~i~~a) Foreign Subsidiaries that are CFCs or (~~ii~~b) entities otherwise described in this definition.
“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision of any thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification obligations. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).
“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit D, together with all supplements thereto.
“Guarantee Requirement” means, at any time, that the Guarantee Agreement (or a supplement referred to in Section 4.13 thereof) shall have been executed and delivered to the Administrative Agent by the Company~~,~~ and each Material Subsidiary (other than (a) a Foreign Subsidiary, (b) a Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary, (c) a Domestic Subsidiary that is not a wholly-owned Subsidiary, (d) a FSHCO or (e) any Securitization Subsidiary) existing at such time~~, shall have been delivered to the Administrative Agent~~ and shall be in full force and effect; provided, that if the Company shall acquire any Subsidiary that is required to become a party to the Guarantee Agreement, or if any Domestic Subsidiary not previously required to become a party to the Guarantee Agreement shall become subject to such requirement, the Guarantee Requirement shall be deemed satisfied as to such Subsidiary so long as such Subsidiary shall become a party to the Guarantee Agreement within 30 days (or such longer period as may be agreed by the Administrative Agent) after such acquisition or change in status.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“IBA” has the meaning assigned to such term in Section 1.05.
“Increase Effective Date” has the meaning assigned to such term in Section 2.18(b).
“Increasing Lender” has the meaning assigned to such term in Section 2.18(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding customer advance payments, deposits and credits), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is past due), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all obligations of such Person in respect of Securitization Transactions of such Person, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Initial Loans” has the meaning assigned to such term in Section 2.18(b).
“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Company, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for such period.
“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.05, which shall be~~, in the case of any such written request,~~ in the form of Exhibit C or any other form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period).
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, with respect to any ~~Eurocurrency Borrowing for any Interest Period~~period, the rate per annum that results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such ~~Interest Period~~period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such ~~Interest Period~~period, in each case ~~at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.~~, as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that if such rate would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an accession agreement referred to in Section 2.18, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Increase Election” has the meaning specified in Section 6.08.
“Leverage Increase Period” has the meaning specified in Section 6.08.
“Leverage Increase Termination Notice” has the meaning specified in Section 6.08.
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if no LIBO Screen Rate shall be available at such time for such Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the “LIBO Rate” for such Interest Period shall be Interpolated Screen Rate as of such time and (b) if the LIBO Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“LIBO Screen Rate” means, for any date and time, with respect to any Eurocurrency Borrowing for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on the Bloomberg screen page that displays such rate or, in the event such rate does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent from time to time in its reasonable discretion.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, the First Amendment Agreement, the Guarantee Agreement and, except for purposes of Section 9.02, any ~~promissory notes delivered pursuant to Section 2.07(c)~~Notes.
“Loan Parties” means the Company and each Subsidiary Guarantor.
“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.
“Material Acquisition” means any Acquisition by the Company and its Subsidiaries involving payment of consideration of $75,000,000 or more.
“Material Adverse Effect” means an event or condition that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.
“Material Disposition” means any Disposition of assets in which the aggregate consideration received by the Company and its Subsidiaries has a value of $75,000,000 or more.
“Material Indebtedness” means Indebtedness (other than under the Loan Documents), or net obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate outstanding principal amount of $75,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary (a) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company most recently ended prior to the date of this Agreement).
“Maturity Date” means November 30, ~~2022~~2023, or any later date to which the Maturity Date may be extended pursuant to Section 2.19.
“Maximum Rate” has the meaning set forth in Section 9.13.
“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service Inc., and any successor to its rating agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Notes” means any promissory note issued by the Company pursuant to Section 2.07(c).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Obligations” has the meaning set forth in the Guarantee Agreement.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Orbotech” means Orbotech Ltd., a company organized under the laws of the State of Israel.
“Orbotech Acquisition” means the acquisition by the Company of Orbotech pursuant to that certain agreement and plan of merger, dated as of March 18, 2018, by and among the Company, Tiburon Merger Sub Technologies Ltd., a company organized under the laws of the State of Israel, and Orbotech.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant Register” has the meaning set forth in Section 9.04(c)(ii).
“Participants” has the meaning set forth in Section 9.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Liens” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in good faith by appropriate proceedings;
(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)    pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;
(h)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;
(i)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; ~~and~~
(k)    Liens that are contractual rights of set-off;
(a)    Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of letters of credit or similar instruments issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(b)    deposits of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;
(c)    Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder; and
(d)    Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;
provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) ~~and~~, (d) or (l) above securing letters of credit, bank guarantees or similar instruments or Liens referred to in clause (n).
“Permitted Securitization Transaction” means a Securitization Transaction that is permitted by Article VI hereof.
“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 9.01(d).
“Preferred Stock” means any class of Equity Interests of a Person that is preferred over any other class of Equity Interests of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Prime Rate” means the rate of interest ~~per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City~~last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
~~"Principal Amount" means the principal amount of Indebtedness issued under a Note.~~
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
“Rating Agencies” ~~shall mean~~means Moody’s and S&P.
“Ratings” means ~~the ratings~~, with respect to any Rating Agency, the rating from time to time established by ~~the~~such Rating ~~Agencies~~Agency for senior, unsecured, non-credit-enhanced (other than by Guarantees of Subsidiary Guarantors) long-term debt of the Company, or, if there shall be no outstanding senior, unsecured, non-credit-enhanced long-term debt of the Company, the long-term company, issuer or similar ~~ratings~~rating established by ~~the~~such Rating ~~Agencies~~Agency for the Company.
“Recipient” means the Administrative Agent, any Lender or any combination thereof (as the context requires).
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
~~“Removal Effective Date” has the meaning set forth in Article VIII.~~
“Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the aggregate Exposures and unused Commitments at such time.
“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer and the chief legal officer of such Person.
“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933.
“Securitization Assets” means accounts receivable, payment intangibles, chattel paper, promissory notes, letters of credit (or similar instruments) and other rights to payment, in each case subject to a Permitted Securitization Transaction, and interests in merchandise or goods (the sale or lease which gave rise to such receivable, right to payment, promissory notes or letter of credit (or similar instrument)), related contractual rights, instruments, general intangibles, guarantees, insurance proceeds and collections and all other related assets, in each case of a type customarily transferred or in respect of which a security interest is customarily granted in connection with any such securitization, all proceeds of the foregoing, and any Equity Interests in any Securitization Subsidiary.
“Securitization Subsidiary” means a Subsidiary of the Company that is a special purpose vehicle that has been established for the sole purpose of facilitating a financing under a Permitted Securitization Transaction.
“Securitization Transaction” means any transfer by the Company or any Subsidiary of Securitization Assets or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or a successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable, promissory notes, ~~or~~ letters of credit (or similar instruments) or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivable, promissory notes, letters of credit (or similar instruments) or interests therein that have been written off as uncollectible.
“Senior Notes” means the 3.375% Senior Notes due 2019, 4.125% Senior Notes due 2021, 4.650% Senior Notes due 2024 and 5.650% Senior Notes due 2034, in an aggregate initial principal amount of $2,250,000,000, issued by the Company pursuant to the Senior Notes Indenture.
“Senior Notes Indenture” means the Indenture dated November 6, 2014, between the Company and Wells Fargo Bank, National Association, as trustee.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsequent Borrowings” has the meaning assigned to such term in Section 2.18(b).
“subsidiary” means, with respect to any Person (the “parent”) at any date, any Person of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent.
“Subsidiary” means any subsidiary of the Company.
“Subsidiary Guarantor” means any Subsidiary that ~~shall be~~is a party to the Guarantee Agreement.
“Syndication Agents” means the Persons identified as such on the cover page of this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party~~,~~ and the borrowing of Loans ~~on the Effective Date and the use of the proceeds thereof~~.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Shares” ~~shall mean~~means, as to a particular corporation or other Person, outstanding shares of stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or Equity Interests entitled so to vote or participate only upon the happening of some contingency.
“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”).
SECTION 1.03.    Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (~~a~~i) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (~~b~~ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder having the force of law, (~~c~~iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (~~d~~iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (~~e~~v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
(a)    The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b) of this Agreement, such Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.11, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof (or, in the case of Indebtedness issued at a discount (other than an underwriting discount) to stated principal amount, the issue price thereof plus accreted discount), (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof.
(a)    All pro forma computations required to be made hereunder giving effect to any Acquisition, Disposition or other transaction shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Company from time to time during the Availability Period in dollars in an aggregate principal amount that will not result in such Lender’s Exposure exceeding such Lender’s Commitment or the Aggregate Exposure exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Loans.
SECTION 2.02.    Loans and Borrowings. (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)    Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(b)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.
(c)    Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Company shall ~~notify~~submit to the Administrative Agent ~~of such request by telephone or email~~a completed Borrowing Request, executed by a Responsible Officer of the Company, (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. Each ~~such telephonic or email~~ Borrowing Request shall be irrevocable and shall ~~be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of an executed written Borrowing Request. Each such telephonic, emailed and written Borrowing Request shall~~ specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account of the Company to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Funding of Borrowings. (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly remitting the amounts so received, in like funds, to an account of the Company.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Company, the interest rate applicable to ABR Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.05.    Interest Elections. (a)  Each Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(a)    To make an election pursuant to this Section, the Company shall ~~notify~~submit to the Administrative Agent ~~of such election by telephone or email~~a completed Interest Election Request, executed by a Responsible Officer of the Company, by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each ~~such telephonic or email~~ Interest Election Request shall be irrevocable and shall ~~be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of an executed written Interest Election Request. Each telephonic, email and written Interest Election Request shall~~ specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
(b)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(c)    If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect the Company, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06.    Termination and Reduction of Commitments. (a)  Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.
(a)    The Company may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Exposure would exceed the Aggregate Commitment.
(b)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.07.    Repayment of Loans; Evidence of Debt. (a)  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.
(a)    The records maintained by the Administrative Agent and the Lenders shall, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 9.04(b)(iv) and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Company in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Company to pay any amounts due hereunder in accordance with the terms of this Agreement.
(b)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.08.    Prepayment of Loans. (a)  The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
(a)    Prior to any prepayment of Borrowings under this Section, the Company shall specify the Borrowing or Borrowings to be prepaid, in the notice of such prepayment delivered pursuant to paragraph (c) of this Section.
(b)    The Company shall notify the Administrative Agent by telephone or email (confirmed by hand delivery or facsimile transmission) of any optional prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.
SECTION 2.09.    Fees. (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees in respect of the Commitments shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(a)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.10.    Interest. (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(a)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.11.    Alternate Rate of Interest. (a)  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;
then the Administrative Agent shall give notice (which may be telephonic) thereof to the Company and the Lenders as promptly as practicable and, subject to paragraph (b) of this Section, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (~~i~~A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (~~ii~~B) any Borrowing Request for a Eurocurrency Borrowing shall be treated as a request for an ABR Borrowing.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in ~~clause~~paragraph (a)(i) of this Section have arisen (including because the LIBO Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in ~~clause~~paragraph (a)(i) of this Section have not arisen but (A) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (B) the supervisor for the administrator or the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (C) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate ~~shall~~may no longer be used for determining interest rates for loans denominated in dollars, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to that based on the LIBO Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans ~~of the applicable currency and Type~~denominated in dollars in the United States at such time, and shall enter into an amendment to the Loan Documents to reflect such alternate rate of interest and such other related changes to the Loan Documents as the Administrative Agent may determine to be appropriate (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to the Loan Documents so long as the Administrative Agent shall not have received, within five Business Days of the date ~~notice~~a copy of such ~~alternate rate of interest~~amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this ~~Section 2.11~~paragraph (b), only to the extent the LIBO Screen Rate is not available or published at such time on a current basis), clauses (~~i~~A) and (~~ii~~B) of paragraph (a) of this Section shall be applicable. Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this paragraph (b) (without giving effect to the Applicable Rate or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
SECTION 2.12.    Increased Costs. (a)  If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any ~~such~~ Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs or expenses incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and the basis therefor as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Company and setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.14.    Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(a)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(b)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify within 10 days after demand therefor (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Parties as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(e)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    The Administrative Agent shall deliver to the Company on or before the ~~Closing~~Effective Date (and from time to time thereafter upon the reasonable request of the Company) executed originals of IRS Form W-9.
(h)    For purposes of this Section 2.14 the term “applicable law” includes FATCA.
SECTION 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a)  The Company shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
(a)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined herein from time to time). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged.
SECTION 2.16.    Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.12, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(a)    If (i) any Lender requests compensation under Section 2.12, (ii) the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has become a Declining Lender or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest and fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law, (E) in the case of any such assignment and delegation by a Declining Lender, the assignee shall have agreed to the requested extension of the Maturity Date and (F) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.17.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and
(b)    the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof~~; and~~.
~~(c) in~~In the event that the Administrative Agent and the Company each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).
SECTION 2.18.    Increase of Commitments. (a)  The Company may on one or more occasions, by written notice to the Administrative Agent, executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender set forth in such notice; provided that (i) the aggregate amount of all Commitment Increases effected pursuant to this paragraph shall not exceed $250,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Company (in each case not to be unreasonably withheld or delayed), (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Company and (iv) no Lender shall be required to participate in any Commitment Increase. New Commitments and increases in Commitments shall, subject to the terms and conditions of this Section, become effective on the date specified in the applicable notice delivered pursuant to this paragraph. Upon the effectiveness of any accession agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges, and subject to all the obligations, of a Lender hereunder. For the avoidance of doubt, upon the effectiveness of any Commitment Increase, the Applicable Percentages of all the Lenders shall automatically be adjusted to give effect thereto.
(a)    On the effective date of any Commitment Increase pursuant to this Section (the “Increase Effective Date”), (i) the aggregate principal amount of the Loans outstanding immediately prior to giving effect to such Commitment Increase on the Increase Effective Date (the “Initial Loans”) shall be deemed to be repaid, (ii) after the effectiveness of the Commitment Increase, the Company shall be deemed to have requested new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (iii) each Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (A) such Lender’s Applicable Percentage of the Commitments (calculated after giving effect to the Commitment Increase) of each Subsequent Borrowing and (B) such Lender’s Applicable Percentage of the Commitments (calculated without giving effect to the Commitment Increase) of each Borrowing comprised of Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (A) such Lender’s Applicable Percentage of the Commitments (calculated without giving effect to the Commitment Increase) of each Borrowing comprised of Initial Loans and (B) such Lender’s Applicable Percentage of the Commitments (calculated after giving effect to the Commitment Increase) of the amount of each Subsequent Borrowing, (v) each Increasing Lender and each other Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vi) the Company shall pay to each Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 2.13 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.
(b)    Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this Section unless, on the applicable Increase Effective Date, (A) the conditions set forth in Sections 4.02(a) (but without giving effect to the parenthetical therein) and 4.02(b) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (B) the Administrative Agent shall have received an opinion of counsel for the Company as to the power and authority of the Company to borrow and perform its obligations hereunder after giving effect to such Commitment Increase and customary reaffirmation by the Subsidiary Guarantors, (C) after giving effect to such Commitment Increase (and assuming that the full amount of the Commitments shall have been funded as Loans on such date), and any related transaction, on a pro forma basis in accordance with Section 1.04(b), the Company shall be in compliance with the covenants set forth in Sections 6.07 and 6.08 (in each case, calculated as of the last day of or for the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or prior to the first such delivery, as of or for such period ended on September 30, 2017)), and (D) all fees and expenses owing in respect of such Commitment Increase to the Administrative Agent and the Lenders shall have been paid.
SECTION 2.19.    Extension of Commitments. The Company may, on not more than two occasions during the term of this Agreement, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 60 days prior to any anniversary of the Effective Date (an “Effectiveness Anniversary”), request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect as to such Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the applicable Existing Maturity Date. The Company shall have the right, pursuant to and in accordance with Section 2.16(b), at any time prior to any Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (A) the conditions set forth in Sections 4.02(a) (but without giving effect to the parenthetical therein) and 4.02(b) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (B) the Administrative Agent shall have received an opinion of counsel for the Company as to the power and authority of the Company to borrow and perform its obligations hereunder after giving effect to such extension and customary reaffirmation by the Subsidiary Guarantors, and (C) all fees and expenses owing in respect of such extension to the Administrative Agent and the Lenders shall have been paid.
ARTICLE III

Representations and Warranties
The Company represents and warrants to the Lenders that:
SECTION 3.01.    Organization; Powers. The Company and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are ~~(or will so be)~~ in full force and effect, (b) will not violate any law applicable to the Company or any Subsidiary, including any applicable order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary, (d) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or other agreement or instrument binding upon the Company or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.
SECTION 3.04.    Financial Condition; No Material Adverse Change. (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended June 30, 2017, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, and (ii) its consolidated balance sheet and statement of income as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2017, and its statement of cash flows for such portion of such fiscal year, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.
(a)    Since June 30, 2017, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.
SECTION 3.05.    Properties. (a)  The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(a)    The Company and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted and proposed to be conducted, without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by the Company or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by the Company or any Subsidiary is pending or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.    Litigation and Environmental Matters. (a)  Except as set forth in Schedule 3.06 to the Disclosure Letter, there are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.
(a)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any fact, incident, event or condition that could reasonably be expected to form the basis for any Environmental Liability.
(b)    There has been no change in the status of the matters disclosed on Schedule 3.06 to the Disclosure Letter that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07.    Compliance with Laws and Agreements. (a)  The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(a)    The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and the Subsidiaries and their respective directors and officers and to the knowledge of the Company their employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate any Anti-Corruption Law or applicable Sanctions.
SECTION 3.08.    Investment Company Status. Neither the Company nor any Subsidiary Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.    Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. (a) No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Company nor any ERISA Affiliate has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.
(a)    ~~The Company represents and warrants as~~As of the ~~Closing~~Effective Date ~~that each of~~, the Company and its ERISA Affiliates ~~is~~are not using, and ~~has~~have made no plan or commitment to use, “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with its obligations with respect to the Loans or the Commitments.
SECTION 3.11.    Subsidiaries. Schedule 3.11 to the Disclosure Letter sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in each Material Subsidiary.
SECTION 3.12.    Solvency. On the Effective Date, after giving effect to the Transactions, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is conducted and proposed to be conducted.
SECTION 3.13.    Disclosure. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole and together with the filings theretofore made by the Company with the ~~Securities and Exchange Commission~~SEC, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).
SECTION 3.14.    Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails, and no other action will be taken by the Company and the Subsidiaries that would result in, a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.
SECTION 3.15.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent shall have received from each party to each Loan Document either (i) a counterpart of such Loan Document signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic mail transmission) that such party has signed a counterpart of such Loan Document.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Company, confirming compliance with the conditions in paragraphs (a) and (b) of Section 4.02 (without giving effect to the parenthetical in such paragraph (a)).
(e)    The Administrative Agent shall have received all fees required to be paid on the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letters or any Loan Document.
(f)    The Lenders shall have received the financial statements and opinion referred to in Section 3.04.
(g)    The commitments under the Existing Credit Agreement shall have been or shall simultaneously with the effectiveness of this Agreement be terminated and all principal, interest, fees and other amounts outstanding, accrued or owed thereunder shall have been or shall be paid in full.
(h)    The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested by the Administrative Agent or Lenders at least five Business Days prior to the ~~Closing~~Effective Date.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 2017 (and, in the event such conditions shall not have been so satisfied or waived by such time, the Commitments shall terminate at such time).
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of each Borrowing (other than any conversion or continuation of any outstanding Loans) is subject to receipt of the Borrowing Request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents (other than the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date.
(b)    At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
On the date of any Borrowing (other than any conversion or continuation of any outstanding Loans), the Company shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.
ARTICLE V

Affirmative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than indemnities and other contingent payment obligations that are not then due and payable) shall have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:
(a)    within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of income and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;
(c)    concurrently with each delivery of financial statements under clause (a) or (b) above, a completed certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.03, 6.07 and 6.08 and (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Interest Coverage Ratio or the Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange; and
(e)    promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to ~~paragraphs~~clause (a), (b) or (d) of this Section shall be deemed to have been delivered to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on ~~an IntraLinks or similar site~~the Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Company shall deliver, promptly after such restated financial statements become available, revised compliance certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of the Company.
SECTION 5.02.    Notices of Material Events. The Company will furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Company has knowledge thereof:
(a)    the occurrence of, or receipt by the Company of any written notice claiming the occurrence of, any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect, or
(d)    any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Company and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries taken as a whole, except (other than with respect to the legal existence of the Company) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.04.
SECTION 5.04.    Payment of Obligations and Taxes. The Company and each Subsidiary will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties and Rights. The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property rights necessary to the conduct of its business as currently conducted and proposed to be conducted, except in each case where the failure to so keep or maintain or to take any such actions, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.    Insurance. The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies (including captive insurance subsidiaries), insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.07.    Books and Records; Inspection and Audit Rights. The Company and each Subsidiary will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to prepare financial statements in accordance with GAAP. The Company and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice, (a) to visit and reasonably inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (but not more than once per fiscal year unless an Event of Default exists). Notwithstanding anything to the contrary in this Section 5.07, neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts from, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is then prohibited by any applicable law or any agreement binding on the Company or any of its Subsidiaries, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
SECTION 5.08.    Compliance with Laws. The Company and each Subsidiary will comply with all laws, including all Environmental Laws, and all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its Subsidiaries and ~~the~~their respective directors, officers, employees and agents ~~of the foregoing~~ with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.09.    Use of Proceeds. (a)  The proceeds of the Loans will be used for general corporate purposes of the Company and the Subsidiaries, including the refinancing of Indebtedness outstanding on the ~~Closing~~Effective Date under the Existing Credit Agreement.
(a)    No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X. The Company will not request any Borrowing, and the Company will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.10.    Guarantee Requirement. The ~~Borrower~~Company will cause the Guarantee Requirement to be satisfied at all times.
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than indemnities and other contingent payment obligations that are not then due and payable) shall have been paid in full, the Company covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness of Subsidiaries. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or any Preferred Stock or other preferred Equity Interests other than:
(a)    Indebtedness or any Preferred Stock or other preferred Equity Interests existing (or in the case of any revolving credit facility, available to be drawn) on the date hereof and set forth on Schedule 6.01 to the Disclosure Letter and any refinancings, refundings, renewals, amendments or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to any premium or other amount paid and fees and expenses incurred, in connection ~~with such refinancing~~therewith;
(b)    Indebtedness under the Guarantee Agreement;
(c)    Guarantees by Subsidiary Guarantors of Indebtedness of the Company;
(d)    Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;
(e)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (and related software) acquired, constructed or improved by the such Subsidiary; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or any refinancings, refundings, renewals, amendments or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection ~~with such refinancing~~therewith;
(f)    Indebtedness, Preferred Stock or preferred Equity Interests of any Person that becomes a Subsidiary (or is merged or consolidated with a Subsidiary) after the date hereof; provided that such Indebtedness, Preferred Stock or preferred Equity Interests exist at the time such Person becomes a Subsidiary (or is so merged and consolidated), are not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and are not secured by any Liens other than Liens permitted under Section 6.02(d), or any refinancings, refundings, renewals, amendments or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection ~~with such refinancing~~therewith;
(g)    Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees and similar instruments backing obligations that do not constitute Indebtedness;
(h)    Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds or from the endorsement of instruments for collection, in each case in the ordinary course of business; and
(i)    other Indebtedness not expressly permitted by clauses (a) through (h) above; provided that at the time of and after giving effect to the incurrence of any such Indebtedness, the sum, without duplication, of (~~A)~~i) the aggregate principal amount of the outstanding Indebtedness of Subsidiaries that are not Subsidiary Guarantors permitted by this clause (i), (~~B)~~ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted by Section 6.02(~~i~~m)~~,~~ and (~~C)~~iii) the Attributable Debt in respect of all outstanding Sale-Leaseback Transactions permitted by Section 6.03(b) does not exceed 10% of Consolidated Net Tangible Assets.
SECTION 6.02.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, including through any Securitization Transaction, except:
(a)    Permitted Liens;
(b)    any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth on Schedule 6.02 to the Disclosure Letter; provided that (~~A~~i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary (~~and~~other than improvements or accessions thereto~~)~~ and the proceeds thereof) and (~~B~~ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and ~~replacements~~refinancings thereof that do not increase the outstanding principal amount thereof ~~plus~~except by an amount equal to any premium or other reasonable amount paid, and fees and expenses incurred, in connection with such extension, renewal or ~~replacement~~refinancings;
(c)    Liens on fixed or capital assets (and related software) acquired, constructed or improved by the Company or any Subsidiary securing Indebtedness or other obligations incurred to finance such acquisition, construction or improvement, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other reasonable amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing; provided that (~~A~~i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (~~B~~ii) the Indebtedness or other obligations secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (~~C~~iii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary (~~and~~other than improvements or accessions thereto~~)~~ and the proceeds thereof~~;~~); provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(d)    any Lien on any property or asset acquired by the Company or any Subsidiary after the date hereof existing at the time of the acquisition thereof or existing on any property or asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (~~A~~i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (~~B~~ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary (~~and~~other than improvements or accessions thereto~~)~~ and the proceeds thereof) and (~~C~~iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and ~~replacements~~refinancings thereof that do not increase the outstanding principal amount thereof ~~plus~~except by an amount equal to any premium or other reasonable amount paid, and fees and expenses incurred, in connection with such extension, renewal or ~~replacement~~refinancings;
(e)    Liens securing Indebtedness permitted under Section 6.01(d);
(f)    Liens deemed to exist in connection with Sale/Leaseback transactions permitted under Section 6.03;
(g)    ~~Sales~~sales by Subsidiaries of Securitization Assets pursuant to Securitization Transactions in an aggregate amount for all such sales during any fiscal year not to exceed $300,000,000 and Liens on such Securitization Assets granted in connection therewith;
(h)    Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds; ~~and~~
(i)    Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow;
(j)    in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(k)    in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;
(l)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder; and
(~~i~~m)    other Liens securing or deemed to exist in connection with Indebtedness, and sales of Securitization Assets ~~and rights in respect thereof~~ pursuant to Securitization Transactions; provided that at the time of and after giving effect to the incurrence of any such Lien (or any Indebtedness secured thereby) or any such sale, the sum, without duplication, of (~~A~~i) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted by this clause (~~i~~m), (~~B)~~ii) the aggregate principal amount of the outstanding Indebtedness of Subsidiaries that are not Subsidiary Guarantors permitted by Section 6.01(i)~~,~~ and (~~C)~~iii) the Attributable Debt in respect of all outstanding Sale-Leaseback Transactions permitted by Section 6.03(b) does not exceed 10% of Consolidated Net Tangible Assets.
SECTION 6.03.    Sale/Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction except:
(a)    any Sale/Leaseback Transaction entered into to finance the acquisition or construction of any fixed or capital assets by the Company or any Subsidiary; provided that such Sale/Leaseback Transaction is entered into prior to or within 180 days after such acquisition or the completion of such construction and the Attributable Debt in respect thereof does not exceed the cost of acquiring or constructing such fixed or capital assets; and
(b)    other Sale/Leaseback Transactions; provided, that at the time of and after giving effect to any such Sale/Leaseback Transaction, the sum, without duplication, of (i) the Attributable Debt in respect of all outstanding Sale-Leaseback Transactions permitted under this clause (b), (ii) the aggregate principal amount of the outstanding Indebtedness of Subsidiaries that are not Subsidiary Guarantors permitted by Section 6.01(i)~~,~~ and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted by Section 6.02(~~i~~m) does not exceed 10% of Consolidated Net Tangible Assets.
SECTION 6.04.    Fundamental Changes; Business Activities. (a)  None of the Company or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Company shall be in compliance on a pro forma basis with the covenants in Sections 6.07 and 6.08, (i) any Person may merge into the Company in a transaction in which the Company is the surviving Person, (ii) any Person (other than the Company) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if a Subsidiary party to such a merger or consolidation is a Subsidiary Guarantor, a Subsidiary Guarantor), ~~and~~ (iii) any Subsidiary may merge or consolidate with or into any Person in a transaction permitted under paragraph (b) of this Section in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is not material to the Company and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders.
(a)    The Company will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole.
(b)    None of the Company or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date hereof and businesses reasonably related or incidental thereto.
SECTION 6.05.    Transactions with Affiliates. None of the Company or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Company and Subsidiaries not involving any other Affiliate, (c) dividends, distributions and share repurchases, (d) issuances by the Company of Equity Interests and receipt by the Company of capital contributions and (e) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or any Subsidiary entered in the ordinary course of business.
SECTION 6.06.    Restrictive Agreements. None of the Company or any Subsidiary will enter into or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary that is not a Subsidiary Guarantor to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions imposed by (1) the documentation governing the Senior Notes or (2) any agreement or document governing other Indebtedness permitted under Section 6.01 so long as the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the documentation governing the Senior Notes, (C) restrictions and conditions existing on the date hereof and identified on Schedule 6.06 to the Disclosure Letter (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (D) restrictions and conditions imposed by agreements relating to Indebtedness permitted by clause (f) of Section 6.01 of any Person that becomes a Subsidiary after the date hereof existing at the time such Subsidiary becomes a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary and its subsidiaries and (E) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and its subsidiaries and to any Equity Interests in such Subsidiary, (F) restrictions on dividends, distributions, repayment and Guarantees contained in the documentation for Indebtedness of Subsidiaries if such Indebtedness is not Guaranteed by the Company and the Company has determined in good faith that such restrictions will not prevent it from performing its obligations hereunder, (G) restrictions on cash or other deposits imposed by customers of the ~~Borrower~~Company or any Subsidiary under contracts entered into in the ordinary course of business, (H) restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests and (I) restrictions and conditions imposed on Securitization Assets pursuant to agreements related to sales of Securitization Assets permitted by Section 6.02(g) or Section 6.02(~~i~~m), (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (e), (f) or (g) of Section 6.01 if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment, subletting or encumbrance thereof and (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder. ~~Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Guarantee Agreement.~~
SECTION 6.07.    Interest Expense Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company to be less than 3.50 to 1.00.
SECTION 6.08.    Leverage Ratio. The Company will not permit the Leverage Ratio on the last day of any fiscal quarter of the Company to exceed 3.00 to 1.00; provided that~~, following the completion of an acquisition~~ if the Company or one or more of its Subsidiaries consummate (a) the Orbotech Acquisition or (b) any other Acquisition (or a series of ~~acquisitions~~Acquisitions completed during any period of 180 days) the purchase price for which is financed, in whole or in part, with ~~indebtedness~~Indebtedness of the Company or one or more of its Subsidiaries in an aggregate principal amount of $1,000,000,000 or more ~~of~~, the Company ~~or one or more Subsidiaries and that~~may (in the case of clause (b) above, only if the Leverage Ratio as of the last day of the fiscal quarter most recently ended on or prior to the consummation of such Acquisition (or the last Acquisition of such series) and for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), when determined on a pro forma basis ~~would result in an increase in~~after giving effect to such Acquisition (or such series of Acquisitions) and the incurrence of such Indebtedness, would be greater than the Leverage Ratio~~, the Company may~~ as of the last day of such fiscal quarter determined without giving pro forma effect thereto), elect~~,~~ by written notice delivered to the Administrative Agent within 30 days following the consummation of ~~such acquisition or~~the Orbotech Acquisition or such other such Acquisition (or the last Acquisition in such series ~~of acquisitions~~) (a “Leverage Increase Election”)~~,~~ to increase the maximum permitted Leverage Ratio to (i) 4.00 to 1.00 on the last day of the fiscal quarter during which ~~such acquisition or series of acquisitions~~the Orbotech Acquisition or such Acquisition (or the last Acquisition in such series), as the case may be, shall have been ~~completed~~consummated and on the last day of each of the ~~following~~ three consecutive fiscal quarters thereafter, ~~with a step down to~~(ii) 3.50 to 1.00 on the last day of each of the ~~following~~ four consecutive fiscal quarters ~~thereafter and to~~following the last fiscal quarter referred to in clause (i) above and (iii) 3.00 to 1.00 on the last day of each ~~subsequent~~ fiscal quarter following the last fiscal quarter referred to in clause (ii) above (the period during which any such increase in the maximum permitted Leverage Ratio shall be in effect being called a “Leverage Increase Period”). The Company may terminate any Leverage Increase Period by a notice delivered to the Administrative Agent (a “Leverage Increase Termination Notice”), whereupon, on the last day of the fiscal quarter during which such Leverage Increase Termination Notice is given and on the last day of each fiscal quarter thereafter until another Leverage Increase Period shall have commenced as provided in this Section, the maximum permitted Leverage Ratio shall be 3.00 to 1.00. If a Leverage Increase Election shall have been made under this Section, the Company may not make another Leverage Increase Election unless, following the expiration or termination of the most recent prior Leverage Increase Period, the Leverage Ratio as of the last day of at least two consecutive full fiscal quarters of the Company shall not have exceeded 3.00 to 1.00. For the avoidance of doubt, a Leverage Increase Election made after the end of a fiscal quarter, but within 30 days following the consummation during such fiscal quarter of ~~an acquisition or~~the Orbotech Acquisition or the applicable other Acquisition (or such series of ~~acquisitions~~Acquisitions), as the case may be, will have retroactive effect as of the end of such fiscal quarter and, so long as the maximum permitted Leverage Ratio in effect following such Leverage Increase Election is not exceeded, will prevent the occurrence of a Default or Event of Default under this Section as of the end of such fiscal quarter.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary ~~of the Company~~Guarantor in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(d)    the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of the Company) or 5.09 or in Article VI;
(e)    a Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);
(f)    the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, or, in the case of a Securitization Transaction, the purchasers or lenders thereunder, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or, in the case of a Hedging Agreement or a Securitization Transaction, to terminate any related hedging transaction or purchase commitment, in each case prior to its scheduled maturity or termination; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness ~~or~~, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under this Agreement or (iii) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (other than, in the case of any Subsidiary, a voluntary liquidation or dissolution permitted by Section 6.04(a)(iv)), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (~~i~~h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Company or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article;
(j)    the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;
(l)    one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(m)    any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or
(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in the case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.
ARTICLE VIII

The Administrative Agent
Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be solely administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.
If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. ~~If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.~~ Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring ~~or removed~~ Administrative Agent gives notice of its intent to resign or the Required Lenders give notice to remove the Administrative Agent, the retiring ~~or removed~~ Administrative Agent or, in the case of removal, the Required Lenders may give notice of the effectiveness of its resignation or removal to the Lenders and the Company, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.14, 2.17 and 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Subsidiary Guarantor, that at least one of the following is and will be true:
(a)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
(b)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(c)    (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(d)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
The Administrative Agent and the Arrangers hereby inform the Lenders that neither the Administrative Agent nor any arranger is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (b) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (c) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Loan Parties shall have any rights as a third party beneficiary of any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees provided under the Loan Documents, to have agreed to the provisions of this Article.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Company, to One Technology Drive, Milpitas, California 95035, Attention of Bren Higgins, CFO (Fax No. (408) 875-6485);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn L2S, Chicago, Illinois 60603, Attention of Leonida Mischke (Fax No. (844) 490-5663), Email: JPM.AGENCY.CRI@JPMORGAN.COM and Leonida.g.mischke@jpmorgan.com with a copy to JPMorgan Chase Bank, N.A., 560 Mission St, 19th floor, San Francisco, CA 94105, Attention of Caitlin Stewart (Fax No. 855-234-2120), Email: Caitlin.r.stewart@jpmorgan.com); and
(iii)    if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.
(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.
SECTION 9.02.    Waivers; Amendments. (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(a)    Except as provided in Sections 2.11(b), 2.18 and 2.19, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, the applicable Loan Party or Loan Parties and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) ~~waive any condition set forth in Section 4.02 without the written consent of the Required Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of a condition set forth in Section 4.02), (B)~~ increase the Commitment of any Lender without the written consent of such Lender, (~~C~~B) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees payable hereunder (other than any waiver of any default interest applicable pursuant to Section 2.10(c)), without the written consent of each Lender directly and adversely affected thereby, (~~D~~C) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than any waiver of any default interest applicable pursuant to Section 2.10(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (~~E~~D) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (~~F~~E) change any of the provisions of this ~~Section~~paragraph or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, and (~~G~~F) release substantially all of the value of the Guarantees provided by the Subsidiary Guarantors (including, in each case, by limiting liability in respect thereof) under the Guarantee Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Guarantee Agreement); provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (~~B~~A), (~~C~~B) or (~~D~~C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.
(b)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a)  The Company shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing (which, in the case of the preparation, negotiation, execution, delivery and administration of the Loan Documents, shall be limited to a single counsel for the Arrangers and the Administrative Agent), in connection with the structuring, arrangement and syndication of the credit facility provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, the credit facility provided for herein, including the preparation, execution and delivery of the Commitment Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(a)    The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or any other Environmental Liability related in any way to the Company, any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (~~i~~A) the gross negligence or wilful misconduct of such Indemnitee, (~~ii~~B) the material breach by such Indemnitee of its express obligations under any Loan Document pursuant to a claim initiated by the Company or (~~iii~~C) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Company or any of its Subsidiaries or Related Parties of the foregoing) other than claims against the Administrative Agent, any Arranger or any other titled Person in its capacity or fulfilling its role as an agent, bookrunner, arranger or any other similar role with respect to this Agreement. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(b)    To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Exposures and unused Commitments at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).
(c)    To the fullest extent permitted by applicable law, the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and the Company hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(d)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.    Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)    the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default shall have occurred and be continuing; provided further that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and
(B)    the Administrative Agent.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default shall have occurred and be continuing; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(b)    (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(i)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other rights and obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Company in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agent, any Lender or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement (other than indemnities and other contingent payment obligations that are not then due and payable) is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or the Fee Letters that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or by such Affiliate to or for the credit or the account of the Company against any of and all the obligations then due of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Company are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and each Affiliate of any ~~of the foregoing,~~Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and the Supreme Court of the State of New York sitting in New York County ~~and of the United States District Court of the Southern District of New York~~, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such Federal court or, if such Federal court shall not have jurisdiction, such New York State ~~or, to the extent permitted by law, in such Federal~~ court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.
(b)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to confidentiality obligations of employment or professional practice, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on ~~IntraLinks, SyndTrak or any similar website~~the Platform), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations (or, in each case, any advisors thereof so long as such advisor is informed of the confidential nature of such Information and instructed to keep such Information confidential or is subject to confidentiality obligations of employment or professional practice), (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein~~;~~, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company relating to the Company or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Nothing herein shall prohibit the disclosure to data service providers, including league table providers, that serve the lending industry of information pertaining to this Agreement routinely provided by arrangers of credit facilities, such as the nature, term, amount, purpose and closing date of the credit facility established hereby and the titles and roles of agents and arrangers.
SECTION 9.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14.    Release of Guarantees. A Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such ~~Loan Party~~Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
SECTION 9.15.    USA PATRIOT Act Notice; Know Your Customer Requirements. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.
SECTION 9.16.    No Fiduciary Relationship. The Company, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Company, on behalf of itself and the Subsidiaries, agrees not to assert against the Administrative Agent, the Arrangers, the Lenders or their Affiliates any claim based on any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. The Administrative Agent, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates.
SECTION 9.17.    Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
SECTION 9.18.    Authorization to Distribute Certain Materials to Public-Siders. (a)  If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Company acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Company and its Affiliates while in possession of the Loan Documents.
(a)    The Company represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the Federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the Federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.
SECTION 9.19.    Excluded Swap Obligations. (a)  Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Subsidiary under any Loan Document shall include a Guarantee of any Obligation that, as to such Subsidiary, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guarantee by any Subsidiary as to which any Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Obligations of such Subsidiary as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.
(a)    Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under the Guarantee Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under the Guarantee Agreement is released. Each Qualified ECP Guarantor intends that this Section shall constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(b)    The following terms shall for purposes of this Section have the meanings set forth below:
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.
“Excluded Swap Obligation” means, with respect to any Subsidiary, any Swap Obligation if, and to the extent that, the Guarantee by such Subsidiary of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary becomes effective with respect to such related Swap Obligation.
“Swap Obligation” means, with respect to any Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in this Section or any other Guarantee or other support agreement in respect of the obligations of such Subsidiary by another Person that constitutes an “eligible contract participant”).
SECTION 9.20.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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